Exhibit 99.01

LAWSUIT AGAINST BLASTGARD INTERNATIONAL DISMISSED

CLEARWATER FL — July 19, 2006 — The lawsuit against BlastGard International, Inc. (OTCBB: BLGA), provider of blast-mitigation products and services, has been dismissed. On July 17, 2006, the United States District Court entered its judgment in favor of all Defendants, and against the Plaintiff.

On September 12, 2005, BlastGard was served with a lawsuit filed in the Second Judicial District Court in Washoe County, Nevada, as case number CV-05-02072. The plaintiff in the lawsuit, Verde Partners Family Limited Partnership, sought compensation for damages “in excess of $10,000” for misappropriating certain technologies, including two patents. The lawsuit made a variety of claims and contended that BlastGard and certain officers of the Company were responsible. The action was removed to federal court in Nevada. BlastGard filed a motion to have the case against BlastGard International, Inc. and all other defendants dismissed for lack of personal jurisdiction. There was also a motion for a more definite statement in that three of the claims by Verde were conclusory, vague and ambiguous.

On July 14, 2006, the United States District Court rendered its decision in this case, ordering and adjudging that the motion to dismiss the individual defendants as well as the motion to dismiss the BlastGard defendants be granted. The Defendants’ motion for a more definite statement was moot. The Court entered judgment on July 17, 2006 in favor of all Defendants and against the Plaintiff.

On July 19, 2006, BlastGard filed a lawsuit in the Circuit Court of the Sixth Judicial Circuit in Pinellas County, Florida. The Defendants in the lawsuit are Sam Gettle, Guy Gettle and Verde Partners Family Limited Partnership (“Verde”). The lawsuit contends that the Defendants have committed defamatory acts against BlastGard International and its products. The lawsuit also asks for a declaration that BlastGard International is not liable for the acts complained of in the Nevada action. On BlastGard’s affirmative claims for defamation, the Florida action seeks injunctive relief and damages in excess of $15,000, exclusive of attorney’s fees and costs.

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company’s patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology can be used to create new, finished products or be used to retrofit to existing products. While the need for this technology has always been present, the security and safety concerns resulting from the September 11, 2001 acts and the subsequent development of Homeland Security make the timing of the Company’s emergence even more important. The Company’s core market focus is on blast effects mitigation for the commercial sector, military, law enforcement and government agencies. BlastWrap® is based upon well-defined principles and suppresses blast pressures by 50% or more. BlastWrap® products are made from two flexible films arranged one over the other and joined by a plurality of seams filled with attenuating filler material (volcanic glass bead or other suitable two-phase materials), configurable (designed for each application) with an extinguishing coating that offers a revolutionary blast protection system against Blast & Fire/burn threats. BlastWrap® is a blast mitigation assembly that can be wrapped around or conform to any shape. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company’s ability to market its products; the Company’s ability to obtain additional funding; the Company’s ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company’s stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:	Investor Relations Contact:

BlastGard International, Inc.	The Investor Relations Group
Michael J. Gordon	Antima “Taz” Sadhukhan or Michael Crawford
(727) 592-9400	(212) 825-3210

Media Contact:

Mike Graff
(212) 825-3210